News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Ian Chadsey, Manager, Investor Relations (905) 238-3904 Email: investor.relations@tlcvision.com

TLCVision Expands Refractive Business
and
Acquires Leading Managed Care Contractor

ST. LOUIS, MISSOURI, October 28, 2005: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today an expansion strategy to broaden its highly profitable refractive business. Through a new “LASIK Select” brand, TLCVision will be entering the large, under-penetrated, value-priced consumer segment.

In addition, the company has agreed to acquire TruVision, a leading managed care contractor for elective health care services, which will serve as a patient acquisition channel for these new LASIK Select branded centers. TruVision is projected to refer over 23,000 LASIK procedures to its network of providers in 2005, and provides TLCVision with an immediate entry point into the value-priced market.

This expansion strategy is the result of extensive company and industry market research which clearly demonstrates the presence of two distinct market segments, a premium-priced, referral-based segment focused on premier surgeons and a value-priced segment more influenced by direct to consumer advertising. TLCVision will serve both of these market segments, through its 78 premium TLC Laser Eye Centers and the new LASIK Select value-priced brand.

A total of 15 LASIK Select centers are expected to be in operation by the end of 2006. Five centers, resulting from the TruVision acquisition, will be operational by the end of 2005 and five de novo centers are planned to open in the first quarter, 2006, with the remaining five to open in the second half of 2006. LASIK Select will initially target markets which are non competitive to existing premium TLC Laser Eye Centers as well as other value priced competitors.

“A broadened approach allows us to reach a different refractive patient, while continuing to realize the strong earnings and cash flow contribution from our existing TLC Laser Eye Centers,” said Jim Wachtman, TLCVision’s President and CEO. “The LASIK Select brand and the TruVision acquisition will complement our already strong offering, and is expected to deliver both revenue and earnings growth for the company.”

For almost 10 years, TruVision (www.truvision.com) has been a leading managed care contractor to health plan members and large corporations across 44 states. Headquartered in Salt Lake City, Utah, TruVision services enable insurance health plans and large corporations to offer LASIK vision surgery to their members at a reduced price. TruVision represents over 85 million members across 37 contracted health plans.

TLCVision will quickly integrate the majority of these procedures across its current service model, as existing contracts permit. The company will seek to accelerate the managed care growth strategy both by investing to increase the penetration of existing plans and by contracting with additional health plans in new markets. In addition, TLCVision will overlay its Quality Assurance Program to TruVision’s already solid reputation for high patient satisfaction and excellent measured outcomes.

“Superior service has always been the commitment to our contracted health plans and their members,” said TruVision CEO and founder, Lindsay Atwood. “By joining forces with TLCVision, the national market leader in refractive services, we will improve our clinical quality, expand geographic coverage and provide even greater patient access to both surgeons and optometrists. We believe the health plans and optometric providers will immediately see the benefits of this acquisition.”

The net purchase price of TruVision will be $17.5 million in cash and company stock coupled with a three-year earn out. TLCVision is anticipated to close on the acquisition by mid-November, 2005.

In 2006, the expansion strategy of the TruVision acquisition combined with additional start up costs for the de novo LASIK Select centers is expected to increase revenues by over $25 million, and deliver a net earnings increase of $0.03 per share. Initial start up cost impact for the LASIK Select centers of $0.01 per share is expected to occur in the second half of 2005.

“For our long term growth, this refractive expansion strategy now gives us a business model that addresses all segments of the refractive market and continues to provide superior services to our surgeons, optometrists and the LASIK patient,” said Jim Wachtman. “TLCVision is in a strong financial position to take advantage of growth opportunities such as these announced today.”

CONFERENCE CALL INVITATION

TLCVision is pleased to invite all interested parties to participate in a conference call during which this expansion strategy will be discussed. The call will be held today, October 28, at
10:30 am Eastern Time at 800-731-1402. The call will also be broadcast live and archived on the Company’s web site at www.tlcv.com under the “Webcasts” link in the Investor Relations section for two weeks. In addition, the live web cast will be available at various other popular portals and financial web sites.

ABOUT TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract, and AMD markets. More information about TLCVision can be found on the website at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.